EXHIBIT 99.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.
2016 updated guidance

The following updated guidance is based on our current view of existing market conditions and other assumptions for the year ending December 31, 2016.

Key Sources and Uses of Capital (in millions)	Low	High	Mid-Point
Uses of capital:
Acquisitions	$900	$950	$925
Improvement in leverage	175	175	175
Construction	760	860	810
Series D preferred stock repurchases	59	59	59
Total uses of capital	$1,894	$2,044	$1,969
Sources of capital:
Net cash provided by operating activities after dividends	$115	$135	$125
Debt funding from growth in Adjusted EBITDA	299	229	264
Asset sales	300	400	350
Common equity/sales of available-for-sale equity securities	1,180	1,280	1,230
Total sources of capital	$1,894	$2,044	$1,969
Incremental debt:
Issuance of unsecured senior notes payable	$350	$350	$350
Secured note payable (assumption of loan)	203	203	203
Borrowings under secured construction loans	250	300	275
Repyaments of secured notes payable	(190)	(290)	(240)
Repayment of unsecured senior term loan	(200)	(200)	(200)
Unsecured senior line of credit/other	(114)	(134)	(124)
Incremental debt	$299	$229	$264

EPS and FFO Per Share Attributable to Alexandria’s Common Stockholders – Diluted (5)	2016 guidance
Earnings per share	$(1.08) to $(0.98)
Add: depreciation and amortization	4.00
Add: impairment of real estate - rental properties	1.14
Other	(0.02)
FFO per share	$4.04 - $4.14
Add: loss on early extinguishment of debt	0.04
Add: preferred stock redemption charge	0.16
Add: impairment of real estate - land parcels	1.24
Other	(0.02)
FFO per share, as adjusted	$5.46 to $5.56

Completed/ Identified through 7/6/16		Remaining 2016		Summary of Key Changes in Sources and Uses Since Reported on 5/2/16 (in millions)	Mid-Point
				Uses of capital:
$779	(1)	$146	(2)	Acquisition of One Kendall Square	$725
175		—		Improvement in leverage	175
380		430		Construction	(40)
59		—		Series D preferred stock repurchases	59
$1,393		$576		Net increase in uses of capital	$919
				Sources of capital:
$60		$65		Common equity/sales of available-for-sale equity securities
(83)		347		securities	$950
298	(3)	52		Secured note payable assumption (acquisition
1,118	(4)	112	(2)	of One Kendall Square)	203
$1,393		$576		Reduction in debt from additional common equity	(234)
				Net increase in sources of capital	$919
$350		$—
203	(1)	—
149		126
(235)		(5)
—		(200)
(550)		426
$(83)		$347

Summary of Key Changes in EPS and FFO Guidance and Key Credit Metrics Since Reported on 5/2/16 (in millions)	Reported on 5/2/16	Reported on 7/6/16
Preferred stock redemption charge	$3	$13	(6)
Loss on early extinguishment of debt	$—	$3	(7)

Net debt to Adjusted EBITDA - 4Q16 annualized	6.5x to 6.9x	6.2x to 6.6x

(1)
Includes the in-process acquisition of One Kendall Square for $725 million. We expect to assume a secured non-recourse note payable of $203 million upon closing. Also includes purchase of the remaining noncontrolling interest outstanding at Alexandria Technology Square for $54 million completed in April 2016.

(2)	Includes acquisition price of 88 Bluxome Street in our Mission Bay/SoMa submarket of San Francisco that may be postponed to 2017.

(3)
Includes (a) approximately $17.4 million of dispositions completed during the six months ended June 30, 2016, (b) approximately 55% to 60% of the total gross proceeds of $256 million from our joint venture at 10300 Campus Point Drive, and the corresponding future value-creation development rights of 315,000 square feet to be substantially received later in 2016, and (c) approximately $130.6 million in estimated proceeds from assets held for sale expected to be monetized in several separate transactions over the next several quarters.

(4)	Includes the forward sale agreement for 6.5 million shares of our common stock and the underwriters option to purchase an additional 975,000 shares of our common stock.

(5)	Per share computations updated to reflect forward sale agreement of 6.5 million shares of our common stock and the underwriters' option to purchase an additional 975,000 shares of our common stock.

(6)	Includes charge related to repurchase of 1.0 million outstanding shares of our Series D cumulative convertible preferred stock during 2Q16.

(7)
In connection with the projected amendment of our $1.5 billion unsecured senior line of credit and the projected $200 million partial repayment of our 2019 Unsecured Senior Bank Term loan, we expect to incur a $3.2 million loss on early extinguishment of debt related to the write-off of unamortized financing costs.